Exhibit 99.1

PRESS RELEASE

Gulfstream International Group Announces Agreements for New Debt Financing

FT. LAUDERDALE, September 15, 2008 – Gulfstream International Group, Inc. (“Gulfstream” or the “company”) (AMEX:GIA) today announced that it has entered into an agreement to sell to an institutional investor (the “Investor”) $5.10 million in face amount of secured original issue discount debentures (the “Senior Debentures”). In addition, Gulfstream will issue to the Investor a warrant to purchase 578,870 shares of Gulfstream common stock, exercisable at nominal value. The Investor has the right to require Gulfstream to repurchase the warrants if they are not exercised within three years.

As a condition to consummating the Senior Debenture transaction, Gulfstream is required to raise an additional $1.0 million through the sale of subordinated debentures. The company is in the process of finalizing an agreement to sell $1.00 million in aggregate principal amount of junior secured debentures (the “Junior Debentures”). Additionally, the Company has agreed that the Junior Debentures may convert, at the holder’s option, into Gulfstream common stock at a conversion price of $3.00 per share. Holders of the Junior Debentures will receive warrants to purchase 225,000 shares of Gulfstream common stock, exercisable at $3.20 per share. Upon conversion of the Junior Debentures, the number of shares issuable under these warrants would decrease by 58,333.

Gulfstream expects to realize approximately $5.17 million in proceeds from the sale of the Senior Debentures and Junior Debentures, net of fees and expenses. The Senior Debentures will bear an initial interest rate of 11%, and amortize over a 36 month period. The Senior Debentures include certain covenants from the company, including covenants relating to minimum cash flow and liquidity levels. The Junior Debentures accrue interest at a rate of 12% per annum, only a portion of which is payable currently, and mature 38 months after issuance without scheduled amortization. Proceeds of the financings will be used to repay an existing secured line of credit, to finance the company’s expansion of service in its new Cleveland, Ohio hub and for general working capital purposes.

“We are very pleased to announce this debt placement, which will enable us to address our immediate liquidity needs, provide increased working capital, and enable us to continue to execute our growth plans,” said David Hackett, President and Chief Executive Officer of Gulfstream. “In these volatile times, this capital will provide the foundation for stability that we need for the company, its employees and shareholders.” The financings are expected to be completed within the next week, once certain third party consents and other conditions have been satisfied.

The debentures, warrants and shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act, or any state securities laws, and will be issued pursuant to a private transaction under Regulation D. The debentures, warrants and shares of common stock underlying the warrants may not be reoffered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available.

About Gulfstream International Group, Inc.

Gulfstream International Group, Inc. is a holding company that operates two independent subsidiaries: Gulfstream International Airlines, Inc. and Gulfstream Training Academy, Inc. (the “Academy”). Gulfstream International Airlines, Inc. is a Fort Lauderdale, Florida-based commercial airline serving destinations throughout Florida and the Bahamas, as well as several cities to Continental Airlines’ Cleveland, Ohio hub under the Department of Transportation’s Essential Air Service Program. The Academy provides flight training services to licensed commercial pilots. For more information on the company, visit the company’s website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: our business strategy; our value proposition; the market opportunity for our services, including expected demand for our services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expense to our customers; certain projected financial obligations; our estimates regarding our capital requirements; and any of our other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions, are forward-looking statements. These statements relate to future events or our future financial performance and only reflect management’s expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in our relationships with employees or code share partners; availability and cost of funds for financing new aircraft and our ability to profitably manage our existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and our operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in Gulfstream’s filings with the Securities and Exchange Commission, including Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the Year Ended December 31, 2007.

Contact: Robert Brown, Chief Financial Officer